EXHIBIT 99.1

Press Release                                            Source: Zanett, Inc.

            Zanett Adds Lieutenant General Jay W. Kelley (USAF Ret.)
                          to its Board of Directors

                   Board of Directors Expands to Six Members

NEW YORK--June 25, 2003--ZANETT, INC. (NASDAQ : ZANE) today announced the expansion of its Board of Directors to six members with the appointment of Lieutenant General Jay W. Kelley (USAF Ret.).

David McCarthy, Zanett's CEO, commented, "We are delighted to have General Kelley join our Board of Directors. He brings to Zanett not just his years of experience as a Leader in the United States Air Force, but tremendous depth in the areas of federal contracting, strategic planning, and corporate governance as well."

General Kelley completed his 37-year Air Force career in 1996 retiring at the rank of Lieutenant General. Among the more notable appointments of his career, General Kelly served as a Base Commander and Strategic Missile Wing Commander, Vice Commander of Air Force Space Command, Director of Public Affairs in the Office of the Secretary of the Air Force, Commander of Air University, and Director of Education at the Air Education and Training Command.

For 3 years through March 2003, General Kelley was Vice President of Military Programs for Lockheed Martin Technical Operations (LMTO). Prior to joining LMTO, General Kelly was employed by System Technology Associates, (STA) Inc., where he served as chief operating officer. At STA, he had responsibility for directing and overseeing the activity of the corporate staff and field operations.

General Kelley earned his Bachelor of Science degree from the United States Air Force Academy in Colorado Springs in 1964, and a Master of Science degree in Political Science from Auburn University in Montgomery, Alabama, in 1973. He completed Squadron Officer School, Maxwell AFB, in 1967; Air Command and Staff College in 1973; Research Associate Studies in 1980, International Institute for Strategic Studies, London, England; National War College in 1981, Fort Lesley J. McNair; the Program for Senior Executives in National and International Security in 1986, John F. Kennedy School of Government, Harvard University; and the Program on Foreign Politics and National Interest, Massachusetts Institute of Technology, in 1987.

Claudio Guazzoni, president of Zanett, added, "At a time when proper corporate governance is a watershed determinant of value for public corporations, having General Kelley join the Zanett Board of Directors underscores our commitment to integrity and fiduciary responsibility to stockholders from the highest levels of our organization. We welcome the insight, experience and contributions that he will make to Zanett and The IT Commonwealth (TM)."

Commenting on his appointment to the Board of Zanett, General Kelley noted, "The decision to join a Board of Directors these days is not an easy one. After meeting with Zanett's management team on numerous occasions and learning of their dedication to building a prosperous business with the highest standards of corporate governance, I was pleased to accept their invitation to join the Board. Zanett's commitment to cost effective solutions for both corporate and government customers characterizes the kind of organization that will succeed in the new millennium."

About Zanett, Inc. (www.zanettinc.com)

Zanett, Inc. is an information technology (IT) services company. It is building an innovative new delivery platform called The IT Commonwealth(TM) by acquiring profitable IT consulting firms that serve Fortune 500 caliber companies and governmental agencies.

The commonwealth business model preserves the culture, management and business practices responsible for the success of the acquired entities, while increasing competitive advantage and maximizing the financial and operating performance of the IT Commonwealth(TM) as a whole. Commonwealth members provide their services individually, but leverage the capabilities of the Commonwealth collectively.

Commonwealth members focus on their core technical skill sets by availing themselves of corporate services provided by the Company such as: legal support; financial and accounting assistance; employee benefits; recruiting and other human resources administration; and network management and maintenance. The Company facilitates cross-selling, knowledge-transfer, and resource-sharing among Commonwealth members, while preserving the autonomy and individual strengths of each.

Commonwealth members seek to offer solutions that meet or exceed client expectations, are delivered on time and within budget, and achieve superior returns on investment. Their offerings include systems planning and design, business process engineering, applications development, training and systems integration services that help clients maximize value from existing technology investments, employ new technology to make core business transactions more efficient, manage knowledge and information, or facilitate enterprise procurement and communications.

The rigorous selection process undertaken prior to acquiring Commonwealth members ensures that only best practices and the very best personnel are offered to clients. Because of the very high standards of admission, Commonwealth members are with confidence able to cross-sell and provide more comprehensive solutions to meet customer needs. Commonwealth candidates typically achieve a minimum of $4-20 million in annual revenues and $1-4 million in EBITDA. Each Commonwealth candidate must also have superb people, superb reputations, superb customers and a superb operating history.

Contact:
     Zanett, Inc., New York
     Claudio Guazzoni or David McCarthy, 212/980-4600 corprelations@zanett.com